Pricing Supplement #8 dated January 14, 2003	Rule 424(b) (3)
(To Prospectus dated January 24, 2002 and	File No. 333-71324
Prospectus Supplement dated May 29, 2002)

NIKE, Inc.

Medium-Term Notes — Fixed Rate

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of: ☒ HSBC Securities (USA) Inc. and ☐ Other:                              , acting as: ☐ principal ☒ agent, at: ☒ varying prices related to prevailing market prices at the time of resale ☐ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $35,000,000	Original Issue Date: January 21, 2004
Agent’s Discount or Commission: .600%	Stated Maturity Date: October 15, 2015
Net Proceeds to Company: $36,503,804.17	Interest Payment Date(s): April 15th and October 15th

Interest Rate: 5.15% per annum

Redemption:
☒	The Notes may not be redeemed prior to the Stated Maturity Date.
☐	The Notes may be redeemed at the option of the Company prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.
☐	The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached)

Repayment:
☒	The Notes may not be repaid prior to the Stated Maturity Date.
☐	The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Option Repayment Date(s):

Currency:
Specified Currency: United States dollars. (If other than U.S. dollars, see attached)
Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)
Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐
     Issue Price:                    %

Form:	☒	Book-Entry	☐	Certificated

Other Provisions: